                                 LEASE AGREEMENT

                                 by and between



                               DELAWARE CHIP LLC,

                      a Delaware limited liability company



                                   as LANDLORD



                                       and



                          ADVANCED MICRO DEVICES, INC.,

                             a Delaware corporation,



                                    as TENANT



                             Premises: One AMD Place
                                       Sunnyvale, California




                         Dated as of: December 22, 1998

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Parties...................................................................................................        2
1.  Demise of Premises....................................................................................        2
2.  Certain Definitions...................................................................................        2
3.  Title and Condition...................................................................................        7
4.  Use of Leased Premises; Quiet Enjoyment...............................................................        8
5.  Term..................................................................................................        9
6.  Basic Rent............................................................................................       10
7.  Additional Rent.......................................................................................       10
8.  Net Lease; Non-Terminability..........................................................................       11
9.  Payment of Impositions................................................................................       12
10.  Compliance with Laws and Easement Agreements; Environmental Matters..................................       13
11.  Liens; Recording.....................................................................................       15
12.  Maintenance and Repair...............................................................................       16
13.  Alterations and Improvements.........................................................................       17
14.  Permitted Contests...................................................................................       17
15.  Indemnification......................................................................................       18
16.  Insurance............................................................................................       19
17.  Casualty and Condemnation............................................................................       22
18.  Termination Events...................................................................................       23
19.  Restoration..........................................................................................       24
20.  INTENTIONALLY DELETED................................................................................       25
21.  Assignment and Subletting; Prohibition against Leasehold Financing...................................       25
22.  Events of Default....................................................................................       27
23.  Remedies and Damages Upon Default....................................................................       28
24.  Notices..............................................................................................       31
25.  Estoppel Certificate.................................................................................       32
26.  Surrender............................................................................................       32
27.  No Merger of Title...................................................................................       32
28.  Books and Records....................................................................................       32
29.  INTENTIONALLY DELETED................................................................................       34
30.  Non-Recourse as to Landlord..........................................................................       34
31.  Financing............................................................................................       35
32.  Subordination, Non-Disturbance and Attornment........................................................       35
33.  INTENTIONALLY DELETED................................................................................       35
34.  Tax Treatment; Reporting.............................................................................       35
35.  Excess Land..........................................................................................       35
36.  Financing Major Alterations..........................................................................       36
37.  Security Deposit.....................................................................................       37
38.  Right of First Refusal...............................................................................       39
39.  Miscellaneous........................................................................................       41

EXHIBITS

         Exhibit "A-1"     - Premises
         Exhibit "A-2"     - Excess Land
         Exhibit "B"       - Machinery and Equipment
         Exhibit "C"       - Schedule of Permitted Encumbrances
         Exhibit "D"       - Rent Schedule
         Exhibit "E"       - Intentionally Deleted

         Exhibit"F"        - Form of Subordination, Non-Disturbance and
                             Attornment Agreement
         Exhibit "G"       - Schedule of Termination Amounts

                  LEASE AGREEMENT, made as of the 22nd day of December, 1998, between DELAWARE CHIP LLC, a Delaware limited liability company ("Landlord"), with an address c/o W. P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and ADVANCED MICRO DEVICES, INC., a Delaware corporation ("Tenant"), with an address at One AMD Place, Sunnyvale, California 94088.

                  In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

         2. Certain Definitions.

                           "Additional Rent" shall mean Additional Rent as
defined in Paragraph 7.

                           "Adjoining Property" shall mean all sidewalks,
driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

                           "Alterations" shall mean all changes, additions,
improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                           "Appurtenances" shall mean all tenements,
hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and
(b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                           "Assignment" shall mean any assignment of rents and
leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                           "Basic Rent" shall mean Basic Rent as defined in
Paragraph 6.

                           "Basic Rent Payment Dates" shall mean the Basic Rent
Payment Dates as defined in Paragraph 6.

                           "Casualty" shall mean any loss of or damage to any
property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

                           "Commencement Date" shall mean Commencement Date as
defined in Paragraph 5.

                           "Condemnation" shall mean a Taking and/or a
Requisition.

                           "Condemnation Notice" shall mean notice or knowledge
of the institution of or intention to institute any proceeding for Condemnation.

                           "Costs" of a Person or associated with a specified
transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including, without limitation, reasonable attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                           "CPI" shall mean CPI as defined in Exhibit "D"
hereto.

                           "Default Rate" shall mean the Default Rate as defined
in Paragraph 7(a)(iv).

                           "Easement Agreement" shall mean any conditions,
covenants, restrictions, easements, declarations, licenses and other agreements, including any site access agreements, listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

                           "Environmental Law" shall mean (i) whenever enacted
or promulgated, any applicable federal, state, and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                           "Environmental Violation" shall mean (a) any direct
or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law which results, directly or indirectly, in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any transport to or from or deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law which results in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any environmental activity, occurrence or condition at, on, under or from the Leased Premises which results in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which results in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

                           "Equipment" shall mean the Equipment as defined in
Paragraph 1.

                           "Event of Default" shall mean an Event of Default as
defined in Paragraph 22(a).

                           "Excess Land" shall mean that portion of the Land
described in Exhibit "A-2".

                           "Federal Funds" shall mean federal or other
immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                           "Hazardous Activity" means any activity, process,
procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                           "Hazardous Condition" means any condition which would
support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                           "Hazardous Substance" means (i) any substance,
material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

                           "Impositions" shall mean the Impositions as defined
in Paragraph 9(a).

                           "Improvements" shall mean the Improvements as defined
in Paragraph 1.

                           "Indemnitee" shall mean an Indemnitee as defined in
Paragraph 15.

                           "Initial Lender" shall mean GMAC Commercial Mortgage
Corporation, its successors and assigns.

                           "Initial Loan" shall mean the $68,250,000 loan from
Initial Lender to Landlord.

                           "Insurance Requirements" shall mean the requirements
of all insurance policies required to be maintained in accordance with this Lease.

                           "Land" shall mean the Land as defined in Paragraph 1.

                           "Law(s)" shall mean any constitution, statute, rule
of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                           "Lease" shall mean this Lease Agreement.

                           "Lease Year" shall mean, with respect to the first
Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                           "Leased Premises" shall mean the Leased Premises as
defined in Paragraph 1.

                           "Legal Requirements" shall mean the requirements of
all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

                           "Lender" shall mean (a) Initial Lender, its
successors and assigns, and (b) any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

                           "Loan" shall mean the Initial Loan and any other loan
made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                           "Monetary Obligations" shall mean Rent and all other
sums payable or reimbursable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                           "Moody's" shall mean Moody's Investors Services, Inc.

                           "Mortgage" shall mean any mortgage or deed of trust
from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                           "Net Award" shall mean (a) the entire award payable
to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender),
(iv), (v) (to the extent of the Rent) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

                           "Note" shall mean any promissory note evidencing
Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                           "Partial Condemnation" shall mean any Condemnation
which does not constitute a Termination Event.

                           "Permitted Encumbrances" shall mean those covenants,
restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                           "Person" shall mean an individual, partnership,
association, corporation or other entity.

                           "Prepayment Premium" shall mean any payment (other
than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" or yield maintenance clause requiring a prepayment premium or a defeasance premium (such defeasance premium to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance, in either case in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to a prepayment.

                           "Prime Rate" shall mean the annual interest rate as
published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                           "Renewal Period" shall mean Renewal Period as defined
in Paragraph 5.

                           "Rent" shall mean, collectively, Basic Rent and
Additional Rent.

                           "Requisition" shall mean any temporary requisition or
confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

                           "S&P" shall mean Standard & Poors Corporation.

                           "Site Assessment" shall mean a Site Assessment as
defined in Paragraph 10(c).

                           "State" shall mean the State of California.

                           "Surviving Obligations" shall mean any obligations of
Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                           "Taking" shall mean (a) any taking or damaging of all
or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

                           "Term" shall mean the Term as defined in Paragraph 5.

                           "Termination Amount" shall mean the amount specified
in Exhibit "G" for the applicable Lease Year.

                           "Termination Date" shall mean Termination Date as
defined in Paragraph 18.

                           "Termination Event" shall mean a Termination Event as
defined in Paragraph 18.

                           "Termination Notice" shall mean Termination Notice as
defined in Paragraph 18(a).

                           "Third Party Purchaser" shall mean Third Party
Purchaser as defined in Paragraph 21(g).

         3. Title and Condition.

                           (a) The Leased Premises are demised and let subject
to (i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                           (b) Tenant acknowledges that the Leased Premises is
in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS

SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                  (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple insurable title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) to the knowledge of Tenant, the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) to the knowledge of Tenant, all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been or will have been fully paid, and all materials and supplies have been or will have been fully paid for, and no dispute currently exists with respect to any such contractor, subcontractor or materials and supplies, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                  (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all such Warranties shall automatically revert to Landlord. Tenant shall enforce the Warranties in accordance with their respective terms. Landlord agrees, at Tenant's expense, to cooperate with Tenant and take all other action necessary as specifically requested by Tenant to enable Tenant to enforce all of Tenant's rights under any of the Warranties, such rights of enforcement to be exclusive to Tenant, and Landlord will not, during the Term, amend, modify or waive, or take any action under, any of the Warranties without Tenant's prior written consent.

         4. Use of Leased Premises; Quiet Enjoyment.

                           (a) Tenant may occupy and use the Leased Premises for
office and administrative functions, including those functions typically occurring in Tenant's headquarters complex, and uses incidental thereto, including, without limitation, auditoriums, conference facilities, classrooms, computer and data centers, engineering labs, product showrooms and sales centers, technical support centers, employee cafeterias and dining facilities, fitness facilities and similar amenities, and for no other purpose. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law or Legal Requirement applicable to the Leased Premises or occupancy thereof, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

                           (b) Subject to the provisions hereof, so long as no
Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof; provided that Landlord, Lender or their respective agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord or Lender may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof, and any such entry by Landlord or Lender or their agents onto the Leased Premises shall be subject to Tenant's security requirements and restrictions, and, if required by Tenant, a representative of Tenant shall accompany Landlord during any such entry onto the Leased Premises.

                           (c) Tenant may from time to time own or hold under
lease or license from Persons other than Landlord furniture, equipment, trade fixtures and personal property located on or about the Leased Premises, which shall not be subject to this Lease. Landlord shall from time to time, promptly upon Tenant's request, execute such instruments or agreements as Tenant or any equipment lessor, supplier, vendor, lender or creditor may reasonably require acknowledging that Landlord does not own or have any other right or interest in or to such furniture, equipment, trade fixtures or personal property, and Landlord hereby waives any right, title, lien or interest therein.

         5. Term.

                           (a) Subject to the provisions hereof, Tenant shall
have and hold the Leased Premises for an initial term (as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the two hundred fortieth (240th) calendar month next following the date hereof (the "Expiration Date").

                           (b) Provided that if, on or prior to the Expiration
Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and such anniversary being a "Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of ten (10) years (each such period a "Renewal Period"), unless Tenant shall notify Landlord in writing in recordable form at least eighteen (18) months prior to such upcoming Renewal Date that Tenant is terminating this Lease as of such upcoming Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified. If a Casualty occurs within the period that is between eighteen (18) and twelve (12) months prior to the expiration of the then current Term, the Leased Premises cannot be restored by the expiration of the then current Term and Tenant has elected not to extend the Term pursuant to Paragraph 5(b) for a Renewal Period then, within the thirty (30) day period following the Casualty, Tenant shall have the option by written notice to Landlord to further extend the Term for such Renewal Period. Any such additional extension shall be subject to the terms of this Lease, as the same may be amended.

                           (c) If Tenant exercises its option not to extend or
further extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select (and subject to the security provisions of Tenant as provided for in Paragraph 4(b)).

         6. Basic Rent. Tenant shall pay to Landlord, as basic rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the first day of the first month following the date hereof and continuing on the same day of each month thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made during the term of the Initial Loan by wire transfer of Federal Funds to the following account: First Union National Bank, Philadelphia, PA; ABA: 031-2014-67; Account Name: GMAC Commercial Mortgage Clearing House; Account No. 21000125-3771-5; Reference: GMACCM Loan # 18931 - One AMD Place; Attn: Customer Service or such other address as Initial Lender, in its sole discretion shall direct (with notice of each such payment to Landlord concurrent with the making thereof). After payment of the Initial Loan in full, each such rental payment shall be made at Landlord's sole discretion,
(a) to Landlord at its address set forth above and/or to not more than one Person in addition to Landlord, at such address and in such proportions as Landlord may direct by thirty (30) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), or (b) by wire transfer of Federal Funds to such account(s) as Landlord may direct by thirty (30) days' prior notice to Tenant. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

         7. Additional Rent.

                           (a) Tenant shall pay and discharge, as additional
rent (collectively, "Additional Rent"):

                           (i) except as otherwise specifically provided herein,
all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, (J) the reasonable internal Costs of Landlord incurred in connection with Tenant's failure to act promptly in an emergency situation, and (K) any other items specifically required to be paid by Tenant under this Lease;

                           (ii) after the date all or any portion of any
installment of Basic Rent is due and not paid, an amount equal to two percent (2%) of the amount of such unpaid installment or portion thereof ("Late Charge"), provided, however, that with respect to the first two late payments of all or any portion of any installment of Basic Rent in any consecutive twelve (12) month period, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days following the due date thereof;

                           (iii) a sum equal to any additional sums that are
payable by Landlord to a Lender under a Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default (including any late charge, default penalties, interest and fees of Lender's counsel), (A) which are payable under the documents evidencing and securing the Initial Loan and (B) which are payable under the documents evidencing and securing any subsequent Loan (after payment in full of the Initial Loan), to the extent typically charged by a lender;

                           (iv) interest at the rate (the "Default Rate") of two
percent (2%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent that are payable to Landlord, from the date when any such amount becomes overdue;

                           (v) typical and customary charges of a lender in the
administration and servicing of a Loan and oversight of Lender's collateral (e.g., escrow costs, property inspections, lockbox fees, trustee fees, tax service costs, fees and expenses related to the resale of the Initial Loan by Initial Lender, appraisal costs); and

                           (vi) costs required to maintain an independent
director for the managing member of Landlord.

                           (b) Tenant shall pay and discharge (i) any Additional
Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord's demand for payment thereof or, if later, when the same are due, and (ii) any other Additional Rent, within thirty (30) days after Landlord's demand for payment thereof.

                           (c) In no event shall amounts payable under Paragraph
7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law. Further, in no event shall Tenant be required to pay to Landlord any item of Additional Rent that Tenant is obligated to pay to any third party pursuant to any provision of this Lease.

                           (d) Tenant shall have no obligation to pay for costs
arising as a result of Landlord's actions or decisions as long as such actions or decisions do not arise as a result of Tenant's failure to perform its obligations under this Lease (e.g., defeasance or assumption charges or costs in connection with loan modifications requested by Landlord), costs associated with Landlord's required reporting to Lender (e.g., financial statements), costs of refinancing any Loan (e.g., commitment fees, loan fees, due diligence and transaction costs) or costs arising as a consequence of a dispute between Landlord and Lender or a default by Landlord under any Loan not, in either event, caused by a corresponding default by Tenant under this Lease.

         8. Net Lease; Non-Terminability.

                           (a) This is a net lease and all Monetary Obligations
shall be paid without notice or demand (except as otherwise provided herein) and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                           (b) Except as otherwise expressly provided herein,
this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following:
(i) any damage to or theft, loss or destruction of any of the Leased Premises,
(ii) any Condemnation, (iii) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (iv) any latent or other defect in any of the Leased Premises, (v) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vi) any violation of any provision of this Lease by Landlord, (vii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting, Landlord, (viii) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (ix) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (x) any interference with Tenant's use of the Leased Premises, (xi) market or economic changes or (xii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding; provided, however that the foregoing is not intended to release Landlord of liability in the event of any breach or default by Landlord under this Lease.

                           (c) The obligations of Tenant hereunder shall be
separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

                           (d) Except as otherwise expressly provided herein,
Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

         9. Payment of Impositions.

                           (a) Tenant shall, before interest or penalties are
due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, which arise during the Term and are imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use or possession of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) a borrower would customarily agree to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains, transfer or deed tax imposed on Landlord in connection with the sale, exchange or other disposition of the Leased Premises to any Person, except that Tenant shall be responsible to pay any increase in real estate taxes and assessments that are imposed as a result of a change of ownership of the Leased Premises occurring after the tenth (10th) Lease Year, but not with respect to any change of ownership occurring prior thereto. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord
(1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within twenty (20) days after Tenant's receipt thereof, (2) satisfactory evidence (which may be written notice from a tax service acceptable to Landlord and Lender) of payment of all taxes required to be paid by Tenant hereunder no later than thirty (30) days following the date the same would become delinquent, showing the same to have been paid prior to delinquency and (3) receipts for payment of all other Impositions promptly following Landlord's request therefor.

                           (b) Landlord shall have the right, (i) following the
occurrence of an Event of Default with respect to Escrow Charges described in clause (A) of the following sentence and (ii) if Landlord or Lender determines that the Leased Premises are not being maintained in accordance with current standards for similarly situated office buildings prudently managed so that the condition of the Leased Premises is not as required by Paragraph 12 (a) hereof, to require Tenant to pay to Landlord, or to Lender if directed by Landlord, an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean (A) real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease, and (B) amounts required by a Lender on the basis of an inspection of the Leased Premises or as otherwise reasonably determined by Lender which shall be deposited in a reserve or reserves such as a capital improvement reserve, a replacement reserve and/or a repair reserve (such amounts in this clause (B) collectively referred to as "Reserve Funds"). Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. If the Escrow Payments are held by the Lender, they shall be held and administered in accordance with Lender's customary procedures for similar accounts. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law; provided, however, that any Reserve Funds shall only be used for improvements or repairs for which such Reserve Funds have been deposited, and any remaining balance of any such Reserve Funds shall be disbursed to Tenant at such time as such improvements or repairs have been completed so long as no Event of Default then exists. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within fifteen (15) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

         10. Compliance with Laws and Easement Agreements; Environmental
Matters.

                           (a) Tenant shall, at its expense, comply with and
conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental
Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation. or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation. Tenant shall permit Persons who are potentially responsible (any such Person, a "PRP") for existing Environmental Violations on upgradient properties and their agents access to the Leased Premises for the purpose of conducting Site Assessments upon and remediation to the Leased Premises. Tenant shall upon Landlord's or Lender's request provide Landlord and Lender with copies of all filings which Tenant is required to submit to governmental agencies and all permits, licenses and certificates which Tenant is required to obtain from governmental agencies, in both cases with respect to the Leased Premises. Tenant shall give prompt notice to Landlord and Lender of receipt by Tenant of any notice related to any Legal Requirements and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

                           (b) Tenant, at its sole cost and expense, will at all
times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder and shall enter into access agreements for the purposes described in the foregoing Paragraph 10(a), such agreements to be subject to the reasonable approval of Landlord. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord, which consent shall not be unreasonably withheld (provided, however, that Landlord hereby consents to the Site Access Agreement dated March 21, 1997 between AMD International Sales & Service, Ltd., and Advanced Micro Devices, Inc. and 999 Arques Corporation and consents to the Site Access Agreement dated March 17, 1997 between AMD International Sales & Service, Ltd. and Advanced Micro Devices, Inc. and CAE Electronics Inc.). Landlord shall cooperate with Tenant with respect to the creation of easements and/or rights of way for ingress and egress to and from the Leased Premises or in favor of municipal or other governmental authorities or public service or utility companies for the installation of water lines, sewers, electricity, telephone, gas, steam or easements for other facilities and utilities reasonably required for the use and occupancy of the Leased Premises.

                           (c) Upon prior written notice from Landlord, Tenant
shall permit such persons as Landlord may designate (who shall be a regional or national environmental audit firm designated by Lender and who shall be Eckland Consulting or another firm reasonably acceptable to Tenant) ("Site Reviewers") to visit the Leased Premises and perform environmental site investigations, audits and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments; provided, however, that any such testing to be undertaken in connection with any Site Assessment shall be conducted in such a manner as to minimize any interference with Tenant's business operations at the Leased Premises; and provided, further, that such Site Assessments shall not be conducted more frequently than once every 24 months unless Landlord is required to undertake a Site Assessment as a condition of obtaining financing or refinancing, or in connection with a sale of the Leased Premises or if required by a Lender. In such cases, the Site Assessment may be conducted by Landlord at any time. The Site Assessment shall be limited to a visual inspection and review of records unless (i) Landlord or Lender has reasonable cause to believe that an Environmental Violation exists at the Leased Premises; (ii) intrusive testing is required to be undertaken as a condition of Landlord obtaining financing or refinancing or of a proposed sale of the Leased Premises or if required by a Lender; or (iii) such testing is conducted within nine (9) months of the expiration of the Lease Term, in which case such Site Assessment may include the testing described above. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The reasonable cost of performing and reporting Site Assessments shall be paid by Tenant, except that Tenant shall not be responsible to pay the cost of performing and reporting Site Assessments required in connection with any sale of the Leased Premises.

                           (d) If an Environmental Violation (other than ground
water contamination which has migrated to the Leased Premises from off-site sources unless Tenant is or has been required by a governmental authority to remediate such contamination) occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $1,000,000 and at the time of such remediation Tenant does not have a publicly traded, unsecured senior debt rating of "Baa2" or better from Moody's or a rating of "BBB" or better from S&P, Tenant shall provide to Landlord, within thirty (30) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                           (e) Notwithstanding any other provision of this
Lease, if an Environmental Violation occurs (other than ground water contamination which has migrated to the Leased Premises from off-site sources unless Tenant is or has been required by a governmental authority to remediate such contamination) or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of
(i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) one (1) year from the date on which this Lease would otherwise terminate or expire so long as on or before such date Tenant deposits with Landlord an amount determined by the Site Reviewer to be reasonably required to complete such remediation.

                           (f) If Tenant fails to correct any Environmental
Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation.

                           (g) Tenant shall notify Landlord promptly after
becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                           (h) All future leases, subleases or concession
agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.

         11. Liens; Recording.

                           (a) Tenant shall not, directly or indirectly whether
by any act or omission, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                           (b) Landlord and Tenant shall execute, acknowledge,
deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

         12. Maintenance and Repair.

                           (a) Tenant shall at all times maintain the Leased
Premises and the Adjoining Property in as good repair and appearance as they are in on the date hereof and after completion of any deferred maintenance items required by Initial Lender and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or the then current standards for similarly situated office buildings prudently managed, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a) whether disclosed by Landlord or Tenant or as a consequence of any inspection by Lender promptly after the need for such Alterations becomes known to Landlord or Tenant. Any Alterations required to be made as a result of any inspection by Lender shall be commenced within thirty (30) days from receipt of notice from Landlord or Lender and thereafter diligently pursued to completion. Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13 and the requirements of any Lender.

                           (b) If any Improvement, now or hereafter constructed,
shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

                           (c) No later than June 30, 1999, Tenant shall repair
the roof membrane in the Improvements, and no later than June 30, 2000 shall remove the tree roots in the parking lot or otherwise repair the damage to the parking lot caused by tree roots, both as specified in that certain report prepared by Eckland Consulting, Inc. and dated October 28, 1998.

         13. Alterations and Improvements.

                           (a) Tenant shall have the right, without having
obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, to make (i) non-structural Alterations that do not affect the structural integrity of the Improvements, or adversely affect any of the mechanical or electrical systems of the Improvements, (ii) Alterations that are required in order to comply with Law, (iii) structural Alterations or a series of related structural Alterations that, as to any such structural Alterations or series of related structural Alterations, do not cost in excess of $500,000 and that do not affect the structural integrity of the Improvements or adversely affect any of the mechanical or electrical systems in the Improvements and (iv) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $500,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any structural Alterations, series of related structural Alterations, Equipment or accessions thereto is in excess of $500,000, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld or delayed. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender.

                           (b) If Tenant makes any Alterations pursuant to this
Paragraph 13 or Paragraph 36 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work,
(vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and
(ix) with respect to Alterations or a series of related Alterations that cost in excess of $500,000, Tenant shall comply, to the extent reasonably requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

         14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

         15. Indemnification.

                           (a) With respect to any action or event which arises
or occurs prior to the expiration of the Term or any earlier termination of this Lease and/or any consequences thereof, whether ascertainable prior to or at any time after such expiration of the Term or earlier termination of the Lease, Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, unless caused by the gross negligence or willful misconduct of the Landlord or any other Indemnitee, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement relating to the Leased Premises to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or any provision of the Mortgage or Assignment that is binding upon Tenant or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                           (b) In case any action or proceeding is brought
against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may, at its own cost, employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall by paid by Tenant.

                           (c) The obligations of Tenant under this Paragraph 15
with respect to any action or event which arises or occurs prior to the expiration of the Term or any earlier termination of this Lease and/or the consequences thereof, shall survive any termination, expiration or rejection in bankruptcy of this Lease.

         16. Insurance.

                           (a) Tenant shall maintain the following insurance on
or in connection with the Leased Premises:

                           (i) Insurance against physical loss or damage to the
Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (if the Leased Premises is in a flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles as may be recommended by Tenant's insurance broker and approved by Landlord and Lender, such approval not to be unreasonably withheld and in any event not less than $100,000. In addition, Tenant shall maintain earthquake coverage (which may include California real estate in addition to the Leased Premises) of not less than $25,000,000 with a deductible equal to the lesser of $10,000,000 or 5% of the casualty loss, provided that proceeds received from any earthquake casualty in an amount equal to the product of the probable maximum loss factor for the Improvements multiplied by the replacement cost of the Improvements (but in no event more than the cost of the restoration of the Improvements) shall be allocated by Tenant for restoration of the Leased Premises prior to allocation of such proceeds to restoration of any other improvements insured under such policy.

                           (ii) Commercial General Liability Insurance
(including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                           (iii) Workers' compensation insurance covering
employees of Tenant in connection with their employment on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                           (iv) Comprehensive Boiler and Machinery Insurance on
any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property. Such policies shall include at least $5,000,000 per accident for Off-Premises Service Interruption, "System Breakdowns" and Expediting Expenses.

                           (v) Business Income/Extra Expense Insurance at limits
sufficient to cover 100% of the period of indemnity not less than eighteen (18) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease.

                           (vi) During any period in which substantial
Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                           (vii) Such other insurance (or other terms with
respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                           (b) The insurance required by Paragraph 16(a) shall
be written by one or more (i) domestic primary insurer(s) having an investment grade rating of "AA" or a comparable claims paying ability assigned by S&P or equivalent credit rating agency approved by Landlord and Lender, and approved to write insurance policies by the State Insurance Department for the State or (ii) such other insurer(s) as may be otherwise approved by Landlord and Lender, such approval not to be unreasonably withheld. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord (or Lender, if requested by Landlord) as loss payee to the extent provided in Paragraph 16(a)(v). If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                           (c) Each insurance policy referred to in clauses (i),
(iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled or terminated, substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy,
(iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                           (d) Tenant shall pay as they become due all premiums
for the insurance required by Paragraph 16(a) (and in any event not less than 30 days prior to cancellation for non-payment), shall renew or replace each policy and deliver to Landlord evidence of the renewal or replacement of each such policy prior to the stated expiration thereof (which evidence may consist of a binder, certificate or replacement policy) and, upon receipt shall promptly deliver to Landlord all original certificates of insurance.

                           (e) Anything in this Paragraph 16 to the contrary
notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. A certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord, or if requested by Landlord, to Lender.

                           (f) Tenant shall promptly comply with and conform to
(i) all provisions of each insurance policy required by this Paragraph 16 and
(ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                           (g) Tenant shall not carry separate insurance
concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall promptly notify Landlord of such separate insurance and shall deliver to Landlord a certified copy of policies thereof.

                           (h) All policies shall contain effective waivers by
the carrier against all claims for insurance premiums against Landlord and Lender and shall contain full waivers of subrogation against the Landlord and Lender.

                           (i) All proceeds of insurance payable under clause
(v) with respect to the Rent shall be payable to Landlord or, if required by the Mortgage, to Lender. Proceeds of insurance required under clauses (i) and (iv) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

         17. Casualty and Condemnation.

                           (a) If any Casualty to the Leased Premises occurs,
Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                           (b) Tenant, immediately upon receiving a Condemnation
Notice, shall notify Landlord and Lender thereof and will promptly deliver to Landlord and Lender copies of any and all served papers it receives in connection therewith. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord, which consent shall not be unreasonably withheld. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                           (c) If any Casualty (whether or not insured against)
or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except as provided in Paragraph 17(d). Promptly after such Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event and will promptly deliver to Landlord and Lender copies of any and all served papers it receives in connection therewith (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, upon completion the Leased Premises will be in compliance with all Legal Requirements and Environmental Laws and access to the Leased Premises will not be materially impaired on a permanent basis, any Net Award up to and including $1,000,000 shall be paid by Landlord to Tenant and shall be held in a segregated account, and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraphs 12(a) and 13(b) of this Lease. Any Net Award in excess of $1,000,000 shall be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of

Paragraph 19 hereof. If any Condemnation which is not a Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. Landlord and Tenant waive the provisions of California Civil Code Sections 1932 and 1933 and California Code of Civil Procedure Section 1265.130.

                           (d) In the event of a Requisition of any of the
Leased Premises, if any Net Award payable by reason of such Requisition or Partial Condemnation is (i) retained by Landlord (and not applied to restoration in the case of a Partial Condemnation), each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount and for the same period as payments are reduced under the Note until such Net Award has been applied in full or until the Term has expired, whichever first occurs.

         18. Termination Events.

                           (a) If (i) the entire Leased Premises shall be taken
by a Taking or (ii) any substantial portion of the Leased Premises shall be taken by a Taking and in the prudent business judgment of Tenant cannot be restored to an integrated unit sufficient for Tenant's business (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty
(30) days after Tenant receives a Condemnation Notice, to give to Landlord written notice of the Tenant's election to terminate this Lease (a "Termination Notice") in the form described in Paragraph 18(b).

                           (b) A Termination Notice shall contain (i) notice of
Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after receipt of the Termination Notice (the "Termination Date") and (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount.

                           (c) If Landlord shall reject such offer to pay the
Termination Amount pursuant to Paragraph 18(b) above by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the receipt of the Termination Notice, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Monetary Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and
(iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate automatically shall be extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award (but in no event shall any such extension exceed a maximum of three months) provided that, if Tenant has not satisfied all Monetary Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Monetary Obligations.

                  (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following receipt of the Termination Notice, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all remaining obligations (including Monetary Obligations) and, if requested by Tenant, Landlord shall pay to or assign to Tenant Landlord's entire interest in and to the Net Award.

               19. Restoration.

               (a) Landlord (or Lender if required by any Mortgage) shall hold Net Award in excess of $1,000,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions and, if the Restoration Fund is held by a Lender, it shall be held and administered in accordance with Lender's customary procedures for similar accounts:

                      (i) prior to commencement of restoration, (A) the architects, contracts, contractors, budget (which shall include Lender's administration costs if Lender holds the Restoration Fund), plans and specifications for the restoration shall have been approved by Landlord and Lender which approval shall not be unreasonably withheld and (B) Landlord and Lender shall be provided with performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                      (ii) at the time of any disbursement, no Event of Default shall exist, Tenant shall otherwise comply with the requirements imposed by Lender for disbursement of the Net Award and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain uncontested or undischarged;

                      (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims, notices of pendency, stop orders or notices of intention to file same which have not either been fully bonded and discharged of record or in the alternative fully insured to the satisfaction of Landlord and Lender by the title company insuring the Mortgage;

                      (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                      (v) Landlord may retain ten percent (10%) of the restoration fund until the restoration is fully completed;

                      (vi) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                      (vii) such other reasonable conditions as Landlord or Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

               20. INTENTIONALLY DELETED.

               21. Assignment and Subletting; Prohibition against Leasehold Financing.

                  (a) (i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") to assign this Lease, by operation of law or otherwise, to any Person ("Preapproved Assignee")
(A) that is a wholly-owned United States subsidiary of Tenant on the date of the assignment (except that an assignment to Vantis Corp. shall not be permitted) or
(B) that immediately following such assignment will have a publicly traded unsecured senior debt rating of "Baa3" or better from Moody's or a rating of "BBB-" or better from S&P, provided that the rating from the other agency (i.e. Moody's or S&P, as the case may be) shall not be less than Ba1 or BB+ and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender or (C) that is the surviving entity after a merger or consolidation in which Tenant is a party, so long as the net worth of such surviving entity is not less than the net worth of Tenant immediately prior thereto.

                      (ii) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person ("Non-Preapproved Assignee") who would not be a Preapproved Assignee ("Non-Preapproved Assignment") then Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and
(F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment.

                  (b) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of thirty percent (30%) of the leaseable space in the Improvements with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases for more than thirty percent (30%) of the gross space in the Leased Premises without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment.

                  (c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease made as permitted by this Paragraph 21 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                  (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                  (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right to revoke said license and to collect such rents and sums of money, to retain the same and to the extent received the same shall be credited against Basic Rent as the same shall be due and owing.

                  (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                  (g) Tenant shall transfer its interest in this Lease to any Person who purchases all or substantially all of the assets of Tenant.

                  (h) Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"); provided, however, so long as no monetary Event of Default exists, in no event may Landlord sell or transfer to Intel Corporation, National Semiconductor, Inc. or to any Person directly engaged in the design, engineering or manufacturing of integrated circuits, including, without limitation, micro-processors, memory, networking, logic and communications devices (any of the foregoing a "Prohibited Purchaser"). The foregoing conditions shall not apply to any sale of the Leased Premises that occurs during the last eighteen months of the Term, or to any sale to a pension fund or finance affiliate of a Prohibited Purchaser (excluding, however, a pension fund or finance affiliate of Intel Corporation or National Semiconductor, Inc.), and, in any event, the aforesaid conditions shall be null and void and of no force and effect upon any foreclosure of a Loan or acceptance by a Lender of a deed in lieu thereof. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and such Third Party Purchaser expressly assumes in writing the obligations of the Landlord hereunder. At the request of Landlord and at Landlord's cost, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder. Tenant shall not bear any costs or expenses in connection with any sale or transfer of the Leased Premises to a Third Party Purchaser. In no event shall the terms of this Paragraph 21(g) be or be deemed to be in effect following the termination or expiration of this Lease.

               22. Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                      (i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

                      (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision of this Lease not otherwise specifically mentioned in this Paragraph 22(a);

                      (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, when made, in any material respect;

                      (iv) a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity and Tenant is not diligently and in good faith contesting such default or has paid such obligation in full;

                      (v) a default by Tenant beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $10,000,000 or more if the Landlord under any such lease or leases actually terminates such lease;

                      (vi) a final, non-appealable judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;

                      (vii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                      (viii) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

                      (ix) the Leased Premises shall have been vacated or abandoned;

                      (x) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                      (xi) the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

                      (xii) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any or any document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan; or

                      (xiii) a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of the Leased Premises.

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii),
(viii), (ix), (x), (xi) or (xii) of Paragraph 22(a); (B) if Tenant shall fail to comply with the provisions of Paragraph 16(d) of this Lease or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but, if the default consists of a failure to pay Basic Rent, Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than twice within any Lease Year. If the default consists of a default under clauses (ii) or (xiv) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. The notices described in this Paragraph 22(b) are in lieu and not in addition to the notice under California Civil Code 1161.

               23. Remedies and Damages Upon Default.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                     (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b) or (c).

                     (ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may pay such leasing commissions, retain such management and make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(c).

                     (iii) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its present value, using a discount factor of eight percent (8%) per annum, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, (B) Tenant shall have no option to extend or renew the Term.

                  (b) In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 which provides substantially as follows: Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover the Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations. In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant breaches this Lease and abandons the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Tenant acknowledges that the limitations on subletting and assignment set forth in Paragraph 21 are reasonable. Acts of maintenance or preservation or efforts to relet the Leased Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession.

                  (c) If Landlord elects to terminate this Lease upon the occurrence of an Event of Default, Landlord may collect from Tenant damages computed in accordance with the following provisions in addition to Landlord's other remedies under this Lease:

                     (i) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

                     (ii) the worth at the time of award of the amount by which any unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                     (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

                     (iv) any other reasonable Cost necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom including, without limitation, brokerage commissions, the cost of repairing and reletting the Leased Premises and reasonable attorneys' fees; plus

                     (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Damages shall be due and payable from the date of termination.

                  For purposes of clauses (i) and (ii) of this Paragraph, the "worth at the time of award" shall be computed by adding interest at the Default Rate to the past due Rent. For the purposes of clause (iii) of this Paragraph 23(d), the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

                  (d) Landlord shall be entitled to apply the Security Deposit to any amounts due under Paragraph 23(c) if this Lease shall be terminated, or, if this Lease shall remain in full force and effect, to any amounts due under Paragraph 23(b) or in the following order: (i) to past due Basic Rent, (ii) to other past due Monetary Obligations and (iii) to Basic Rent and Monetary Obligations thereafter due and owing.

                  (e) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                  (f) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (g) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (h) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, LANDLORD AND TENANT WAIVES ANY RIGHT TO A TRIAL BY JURY. Landlord and Tenant agree that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code and Civil Procedure Section 631, and each of Landlord and Tenant does appoint the other Person as its true and lawful attorney-in-fact, which appointment is coupled with an interest, and does hereby authorize and empower the other Person, in its name, place and stead, to file this Lease with the clerk of any court of competent jurisdiction as statutory written consent to waiver of trial by jury. Landlord and Tenant agree that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631, and each of Landlord and Tenant does appoint the other Person as its true and lawful attorney-in-fact, which appointment is coupled with an interest, and does hereby authorize and empower the other Person, in its name, place and stead, to file this Lease with the clerk of any court of competent jurisdiction as statutory written consent to waiver of trial by jury.

                  (i) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder, including the right to retain a third party manager to manage the Leased Premises and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                  (j) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (k) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent; provided that the foregoing shall not preclude or prevent Tenant from seeking relief under California Code of Civil Procedure Section 1179 in any action brought by Landlord for termination of this Lease.

                  (l) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

               24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice given by Landlord to Tenant shall be sent to the attention of the Tenant's Real Estate Manager, and a copy of any such notice shall simultaneously be given by Landlord to Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94088, Attention: General Counsel. Copies of all notices sent by Landlord or Tenant shall be sent to Lender at GMAC Commercial Mortgage Corporation, 650 Dresher Road, Horsham, PA 19044-8015, Attention: Executive Vice President, Commercial Loan Servicing, with copies to Commercial Capital Initiatives, Inc., Wall Street Plaza, 88 Pine Street, New York, NY 10005,
Attention: Manager - Loan administration and Pepe & Hazard LLP, Goodwin Square, 225 Asylum Street, Hartford, CT 06103, Attention: Adam F. Zweifler, Esq. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

               25. Estoppel Certificate. At any time upon not less than ten (10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises.

               26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

               27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

               28. Books and Records.

                  (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

                  (b) Tenant shall deliver to Landlord and to Lender within one hundred twenty (120) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by a nationally recognized firm of independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of a duly authorized officer of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

                  (c) Landlord, Lender and their respective management, agents, accountants, attorneys, and advisors, shall consider and treat on a strictly confidential basis Tenant's "Confidential Information." "Confidential Information" as used in this Lease, shall mean all information disclosed by Tenant that is not generally known in the Tenant's trade or industry and shall include, without limitation, (a) information relating to the development and distribution of the current, future and proposed products or services of Tenant or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, mask works, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; (e) any information contained in the books and records of Tenant relating to the foregoing items; (f) any copies of any books and records of Tenant relating to the foregoing items; (g) any financial statements of Tenant; and (h) any other information of the Tenant which is designated by Tenant as CONFIDENTIAL. All Confidential Information shall be conspicuously stamped "CONFIDENTIAL"; in the case where such information cannot reasonably be marked CONFIDENTIAL, for example verbal disclosures, Tenant shall advise Landlord or Lender at the time of disclosure that such information is Confidential Information and shall confirm such designation in writing within five (5) days of disclosure. Neither Landlord, Lender, nor their respective management, agents, accountants, attorneys and advisors, shall disclose any information contained in Tenant's books and records nor distribute copies of any such books and records nor Tenant's financial statements to any other Persons without the prior consent of the chief operating officer of Tenant.

The restrictions contained in this Paragraph 28(c) shall not prevent disclosure by Landlord or Lender of any information in any of the following circumstances:

                     (i) Upon the order of any court or administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise in which case Landlord shall promptly notify Tenant of the request for disclosure received by Landlord;

                     (ii) Upon the request, demand or requirement of any regulatory agency or authority having jurisdiction over such party, including the Securities and Exchange Commission (whether or not such request or demand has the force of law) in which case Landlord shall promptly notify Tenant of the request for disclosure received by Landlord;

                     (iii) That has been publicly disclosed other than by breach of this Paragraph 28(c) by Lender or Landlord or by any other Person referenced in the first sentence of this Paragraph 28(c);

                     (iv) To counsel or accountants for Lender or Landlord;

                     (v) While an Event of Default exists, in connection with the exercise of any right or remedy under this Lease or any other related document;

                     (vi) The information is developed by Landlord or Lender, independently and without reference to any Confidential Information communicated to Landlord by Tenant, as shown by demonstrable proof;

                     (vii) To any Person to whom Initial Lender may disclose information under Section 18.1 of the Mortgage who shall be subject to the confidentiality requirements of this Paragraph 28(c); or

                     (viii) As otherwise required by Law.

All Confidential Information furnished to Landlord by Tenant is the sole and exclusive property of Tenant. Upon request by Tenant, Landlord agrees to promptly deliver to Tenant the original and any copies of such Confidential Information to Tenant.

The rights and obligations set forth in this Paragraph 28(c) shall survive according to the terms hereof and continue after any expiration or termination of this Agreement or the service specified herein. In the event of a breach or threatened breach by Landlord or Lender of the provisions of this Paragraph 28(c), Tenant shall be entitled to an injunction restraining Landlord or Lender from disclosing, in whole or in part, any of such Confidential Information.

               29. INTENTIONALLY DELETED.

               30. Non-Recourse as to Landlord and Lender. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord or Lender under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord or Lender, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or Lender or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or Lender or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or Lender or their general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

               31. Financing.

                  (a) Tenant agrees to pay all Costs incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys, legal fees and expenses and Lender's commitment fees.

                  (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed

Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to acknowledge such financing and the assignment of this Lease to Lender if such acknowledgment is requested by such Lender.

               32. Subordination, Non-Disturbance and Attornment. This Lease shall be subject and subordinate to any Mortgage which is hereafter executed or recorded securing a Loan, provided, however, such subordination shall only be effective if the Lender agrees in a written subordination of substantially the same substance as the document attached hereto as Exhibit "F", with such non-material changes as the Landlord may reasonably request, that so long as there exists no outstanding Event of Default at the time the Mortgage terminates by foreclosure or otherwise: (i) this Lease shall survive such termination; (ii) the Lender or any purchaser acquires Landlord's interest under this Lease pursuant to or in lieu of proceedings for enforcement of any Mortgage, the Lender or any purchaser shall assume all of Landlord's obligations hereunder arising during the period commencing on the date of such acquisition and ending on the date such interest is conveyed or transferred to a subsequent party that assumes the obligations of Landlord hereunder arising during the period such party so holds Landlord's interest, subject in all events to the terms of Paragraph 30 of this Lease. Provided the conditions of the preceding sentence are satisfied, Tenant covenants and agrees to execute and deliver, upon request by Landlord, the subordination described above, and any additional documents evidencing the subordination of this Lease with respect to any such Mortgage reasonably required by the Lender and the agreement of Tenant to attorn to the Lender or any such purchaser.

               33. INTENTIONALLY DELETED.

               34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

               35. Excess Land.

                  (a) Landlord acknowledges that the Excess Land is not necessary for Tenant's current and contemplated use of the Leased Premises. Landlord shall, upon not less than thirty (30) days prior written notice to Landlord and Lender, convey the Excess Land to or as directed by Tenant for no consideration (other than having entered into this Lease with Tenant); provided, that no Event of Default under this Lease or under the documents evidencing and securing the Loan exists and the following conditions are satisfied: (i) the Leased Premises shall have been subdivided in compliance with all applicable subdivision laws, Legal Requirements and Easement Agreements so that the Excess Land and the remainder of the Leased Premises (the "Retained Premises") are separate tracts, (ii) after such sale both the Excess Land and the Retained Premises shall comply with all applicable Laws, Legal Requirements and Easement Agreements, (iii) the release of the Excess Land does not materially impact the functional use, legal use or viability of the Retained Premises, (iv) Tenant shall have complied with all requirements of Lender set forth in the Mortgage with respect to the release of the Excess Land, and (v) all Costs of Landlord, Lender and Tenant in connection with the conveyance of the Excess Land and in complying with the above conditions, including reasonable attorneys' fees, shall be borne solely by Tenant. Landlord, as record title holder to the Excess Land, shall cooperate with Tenant in obtaining a lawful subdivision of the Leased Premises with separate parcels consisting of the Excess Land and the Retained Premises, at no cost to Landlord. If Landlord conveys the Excess Land, then, except for Surviving Obligations this Lease shall terminate with respect to the Excess Land, but shall remain in full force and effect with respect to the Retained Premises, provided, however, that in no event will the release of the Excess Land from this Lease amend, reduce or modify any of the obligations and liabilities of Tenant hereunder, including the obligations to pay Basic Rent in the amount set forth in Exhibit "D" hereto.

                  (b) In the event at any time during the term Tenant determines to construct or cause to be constructed improvements on the Excess Land, Tenant shall so notify Landlord, and Landlord and Tenant shall negotiate in good faith for Landlord to purchase the Excess Land from Tenant, construct such improvements and lease the same to Tenant.

               36. Financing Major Alterations.

                  (a) Should Tenant, during the Term of this Lease, desire to make Alterations to any of the Leased Premises which are not readily removable without causing material damage to the Leased Premises or to expand the Improvements and which will cost in excess of $500,000 ("Major Alterations"), Tenant may, prior to the commencement of construction of such Major Alterations, request Landlord to reimburse the costs thereof (the "Alteration Cost") to Tenant, to wit: cost of labor and materials, financing fees, legal fees, survey, title insurance and other normal and customary loan or construction costs.

                  (b) Should Landlord agree to reimburse such costs, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written agreement of modification of this Lease, which agreement shall provide for the following:

                     (i) payment by Landlord to Tenant of the Alteration Cost within one hundred twenty (120) days of the date of Landlord's agreement to pay the Alteration Cost, or in installment payments as agreed, or on the date of completion of the Major Alterations, whichever shall be the later;

                     (ii) an increase in the annual Basic Rent payable during the Amortization Period (as hereinafter defined) to an amount sufficient to amortize the Alteration Cost ("Total Financing") over a period (the "Amortization Period") which shall be the remainder of the then current Term and, if Tenant so elects, any additional extension periods provided for herein (so long as Tenant shall confirm any such extension periods included in the Amortization Period by a written waiver of its right to give notice of its intention not to renew this Lease prior to the expiration of such extension periods), at such rate of interest and upon such other terms as shall be agreed upon between Landlord and Tenant, but which shall be no less favorable than the prevailing interest rate and terms for first unsecured loans in a principal amount equal to the Total Financing for borrowers with credit ratings equivalent to that of Tenant's at that time;

                     (iii) provide a rate of return to Landlord on Landlord's equity investment in the Leased Premises equal to that enjoyed by Landlord hereunder immediately prior to such proposed increase in Basic Rent; and

                     (iv) such other changes and amendments to this Lease as may be necessary and appropriate in view of such payment of the Alteration Cost by Landlord to Tenant.

                  (c) Tenant shall pay all Costs incurred by Landlord in connection with any such modification to this Lease and such financing, including closing costs, brokerage fees, taxes, recording charges and reasonable legal fees and expenses.

                  (d) To the extent that the terms of the Mortgage or any other document encumbering any of the Leased Premises shall require the consent of Lender and/or the holder or holders of any encumbrance on any of the Leased Premises (the "Encumbrancers") to the addition or construction of any Major Alterations or to the financing thereof by Landlord, the rights and obligations of Landlord and Tenant under Paragraph 13 and this Paragraph 36 are expressly conditioned upon Tenant's obtaining, prior to the commencement of any construction, the Encumbrancers' written consent to such construction and to Landlord's obtaining, in the event Landlord has agreed to pay for the Major Alterations, the Encumbrancers' written consent to such financing.

                  (e) If Landlord and Tenant do not reach agreement on Tenant's request to have Landlord finance the Alteration Costs, Tenant shall, subject to the provisions of Paragraph 13 of this Lease, have the right to construct the Major Alterations at Tenant's sole cost and expense. In any event, the construction of the Major Alterations shall be performed in accordance with the provisions of Paragraph 13 hereof and the Major Alterations shall be the property of Landlord and part of the Leased Premises subject to this Lease.

                  (f) Nothing contained in this Paragraph 36 shall be construed to modify Paragraph 13 hereof, and the provisions of Paragraph 12 and subparagraphs (i) and (ii) of Paragraph 13(a) shall apply to all Major Alterations made or constructed hereunder, including the requirement for Landlord's consent to Alterations.

               37. Security Deposit.

                  (a) Concurrently with the execution of this Lease, Tenant has delivered to Landlord cash in the amount of Ten Million Dollars ($10,000,000) (the "Security Deposit") which shall be deposited in a segregated interest-bearing account (the "Account") with a financial institution or institutions selected by Lender or Landlord. The Security Deposit shall secure the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein.

                  (b) If at any time an Event of Default shall have occurred and be continuing beyond the applicable grace period, if any, Landlord shall be entitled, at its sole discretion, at any time and from time to time, to withdraw the Security Deposit or any portion thereof from the Account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) any expense incurred by Landlord in curing any default of Tenant, (iii) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including maintenance expenses and management fees and/or (iv) the payment of leasing commissions and tenant improvements for any substitute tenant. If any portion of the Security Deposit is used, retained or applied by Landlord for any purpose set forth above, Tenant shall, within fifteen (15) days after demand therefor is made by Landlord, provide to Landlord cash which complies with the requirements of this Paragraph 37 so that the Security Deposit is in the original principal amount thereof. Landlord shall deliver to Tenant copies of all statements regarding the account(s) in which the Security Deposit is held promptly after receipt thereof by Landlord.

                  (c) So long as no Event of Default exists, at any time following the later to occur of payment in full of the Initial Loan or the expiration of the tenth (10th) Lease Year, the balance of the Security Deposit shall be returned to Tenant upon the earlier to occur of:

                     (i) the expiration of the Term or

                     (ii) no later than fifteen (15) days after the date on which Tenant receives a rating ("Required Rating")on its publicly-traded unsecured senior debt of Baa3 or better from Moody's, provided that at the time of such rating Tenant has a rating from S&P of not less than BB+.

                  (d) Notwithstanding the foregoing, if at any time or from time to time following the release of the Security Deposit pursuant to Subsection
(ii) of this Paragraph 37(c) (A) Tenant's publicly-traded unsecured debt rating shall be downgraded to Ba1 or Ba2 from Moody's, and is BB or BB+ from S&P, Tenant shall redeposit with Landlord a security deposit in the amount of Five Million Dollars ($5,000,000) or (B) if such debt rating from Moody's shall be less than Ba2 and from S&P shall be less than BB, Tenant shall redeposit with Landlord Ten Million Dollars ($10,000,000) (or if the deposit described in clause (A) has been made, Five Million Dollars $5,000,000). Any such amounts shall be deposited within fifteen (15) days following the downgrade of Tenant's rating and any amounts so deposited shall be considered the "Security Deposit" for the purposes of this Lease and shall thereafter be subject to the applicable provisions of this Lease, including this subparagraph (c).

                  (e) At the request of Tenant (so long as no Event of Default exists) the Security Deposit shall be invested in:

                     (i) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than 12 months from the date of acquisition;

                     (ii) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than 12 months, issued by any Bank, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-1 by S&P or at least P-1 by Moody's;

                     (iii) taxable and tax-exempt commercial paper of an issuer rated at least A-1 by S&P or at least P-1 by Moody's and in either case having a tenor of not more than 270 days;

                     (iv) medium term notes of an issuer rated at least AA by S&P or at lease Aa2 by Moody's and having a remaining term of not more than 12 months after the date of acquisition by the Company or its Subsidiaries;

                     (v) municipal notes and bonds which are rated at least SP-1 or AA by S&P or at least MIG-2 or Aa by Moody's with tenors of not more than 12 months;

                     (vi) investments in taxable or tax-exempt money market funds with assets greater than $500,000,000 and whose assets have average maturities less than or equal to 180 days and are rated at least A-1 by S&P or at least P-1 by Moody's;

                     (vii) money market preferred instruments of an issuer rated at least A-1 by S&P or at least P-1 by Moody's with tenors of not more than 12 months; or

                     (viii) such other comparable investments as may be requested by Tenant and approved by Landlord and Lender, such approval not to be unreasonably withheld.

                  (f) As long as no Event of Default exists, all interest accrued on the Security Deposit shall be paid to Tenant as and when such interest is received from the investment of the Security Deposit, but in no event more than once per calendar quarter.

                  (g) Landlord shall have the right to designate Lender as the holder of the Security Deposit during the term of the applicable Loan in which event Lender shall have all of the rights of Landlord under this Paragraph 37. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may reasonably be requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

               38. Right of First Refusal.

                  (a) Except as otherwise provided in clause (h) of this Paragraph 38, and provided an Event of Default does not then exist, if Landlord shall enter into a bona fide, arms-length contract for the sale (the "Sale Contract") of the Leased Premises with a Third Party Purchaser (which Sale Contract may include other property owned by Landlord so long as a specific purchase price is allocated to the Leased Premises), such Sale Contract must be conditioned upon Tenant's failure to exercise its right under this Paragraph 38, Landlord shall give written notice to Tenant of the Sale Contract, together with a copy of the executed Sale Contract and the name and business address of the Third Party Purchaser.

                  (b) For a period of thirty (30) days following receipt of such notice, Tenant shall have the right, exercisable by written notice to Landlord given within said thirty (30) day period, to elect to purchase the Leased Premises at the purchase price (calculated on a comparable after-tax basis with respect to capital gains, including depreciation and in cash) and upon all the terms and conditions set forth in such Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Leased Premises, availability of financing, sale of other property, state of the title to or encumbrances on the Leased Premises, or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Leased Premises which pertains to the condition of the Leased Premises, the Third Party Purchaser's ability to take certain action or any other factor beyond the control of Landlord, shall apply to Tenant's obligation to purchase the Leased Premises under this Paragraph 38, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency.

                  (c) If at the expiration of the aforesaid thirty (30) day period Tenant shall have failed to exercise the aforesaid right of first refusal, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in such contract.

                  (d) Except as otherwise specifically provided herein, the closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 38 shall be the earlier to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Leased Premises upon the terms of a Sale Contract with a Third Party Purchaser and (ii) the closing date provided in such Sale Contract. At such closing Landlord shall convey the Leased Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable contract.

                  (e) Tenant shall have the right during the Term to exercise the foregoing right of first refusal upon (i) each proposed sale of the Leased Premises prior to the tenth (10th) anniversary of the date of this Lease and
(ii) one (1) time during the period commencing with the tenth (10th) anniversary of the date of this Lease and ending with the last day of the Term; provided, that if, following compliance with the procedure described in Paragraph 38(b), a Third Party Purchaser does not purchase the Leased Premises, such event shall not count as an exercise of Tenant's right of first refusal.

                  (f) NOTWITHSTANDING ANYTHING TO THE CONTRARY, SUCH RIGHT SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT IF (1) TENANT FAILS TO EXERCISE THE RIGHT OF FIRST REFUSAL GRANTED PURSUANT TO THIS PARAGRAPH 38(e)(ii), AND THE SALE TO THE THIRD PARTY PURCHASER IS CONSUMMATED OR IF (2) THIS LEASE TERMINATES OR THE TERM EXPIRES OR (3) IF THE LEASED PREMISES ARE SOLD OR TRANSFERRED PURSUANT TO THE EXERCISE OF A PRIVATE POWER OF SALE OR JUDICIAL FORECLOSURE OR ACCEPTANCE OF A DEED IN LIEU THEREOF. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT OF FIRST REFUSAL.

                  (g) If Tenant does not exercise its right of first refusal to purchase the Leased Premises and the Leased Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

                  (h) The provisions of this Paragraph 38 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or heareafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure; (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any affiliate of Landlord, Carey Institutional Properties Incorporated ("CIP") , Corporate Property Associates 12 Incorporated ("CPA12"), Corporate Property Associates 14 Incorporated ("CPA14") or to any entity for whom W.P. Carey & Co., Inc., Carey Diversified LLC or any of their affiliates provides management or advisory services or investment advice, (vi) any transfers of interests in Landlord by any member to any other member, (vii) any Person to whom any one or more of CIP, CPA12 and/or CPA14 sells all or substantially all of its assets, or (viii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through (iv).

               39. Miscellaneous.

                  (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                  (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean

"the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any reasonable time and from time to time upon prior written notice to Tenant (except in the event of an emergency in which case no notice shall be required) by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Time is of the essence with respect to the performance by each party of their respective obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                  (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

                  (j) In the event that either Landlord or Tenant is delayed, interrupted or prevented, despite it best efforts, from performing any of its obligations under this Lease (excluding any obligation to make any payment required hereunder), and such delay, interruption or prevention is due to fire or other casualty, acts of God, governmental act, embargo, strike or labor dispute, unavailability of materials, or any other cause outside the reasonable control of such party (financial inability, unavailability of sources of financing, or changes in market conditions excepted), then the time for performance of the affected obligations of Landlord or Tenant, as the case may be, shall be extended for a period equivalent to the period of such delay, interruption or prevention.

                  IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed as of the day and year first above written.

                                          LANDLORD:

                                          DELAWARE CHIP LLC, a Delaware limited
                                          liability company



                                          By:____________________________

                                          Title:_________________________



                                          TENANT:

                                          ADVANCED MICRO DEVICES, INC.,
                                          a Delaware corporation



                                           By:____________________________

                                          Title:_________________________

                                                                       EXHIBIT A



                                    PREMISES

                                                                       EXHIBIT B






                            MACHINERY AND EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease; but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises, including, without limitation, the following items of personal property of
Tenant:

                           1.       audio/visual equipment;

                           2.       artwork; and

                           3.       furniture and furniture systems.

                                                                       EXHIBIT C



                             PERMITTED ENCUMBRANCES

                                                                       EXHIBIT D



                               BASIC RENT PAYMENTS

         1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $9,145,500 per annum, payable monthly in advance on each Basic Rent Payment Date, in equal installments of $762,125 each.

         2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in San Francisco, California. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding such adjustment.

         3. Arbitration of Disputes. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN PARAGRAPH 2 ABOVE. IF YOU REFUSE TO SUBMIT THE ARBITRATION AFTER AGREEMENT TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN PARAGRAPH 2 ABOVE TO NEUTRAL ARBITRATION.

                   _________________                           ______________
                   Landlord                                    Tenant

         4. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the third (3rd) anniversary of the First Full Basic Rent Payment Date and thereafter on the sixth (6th), ninth (9th), twelfth (12th), fifteenth (15th) and eighteenth
(18th) and, if the initial Term is extended, on the twenty-first (21st), twenty-fourth (24th), and twenty-seventh (27th), and, if the Term is further extended, on the thirtieth (30th), thirty-third (33rd), thirty-sixth (36th) and thirty-ninth (39th) anniversaries of the First Full Basic Rent Payment Date and, if the Term is further extended pursuant to Paragraph 5(c), on each third (3rd ) anniversary of the First Full Rent Payment Date thereafter, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent three (3) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

         5. Method of Adjustment for CPI Adjustment.

            (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 5(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be two (2) times the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (x) the product of such multiplication or 6.903% of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three (3) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing three (3) year period.

            (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

            (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

                                                                       EXHIBIT E




                              INTENTIONALLY DELETED

                                                                       EXHIBIT F

                     FORM OF SUBORDINATION, NON-DISTURBANCE
                            AND ATTORNMENT AGREEMENT

                                                                       EXHIBIT G


                         SCHEDULE OF TERMINATION AMOUNTS


The Termination Amount shall equal the following amounts for the specified lease year plus the Prepayment Premium.

------------------------------------------------------------------------
              Lease Year                            Amount
------------------------------------------------------------------------
                  1                            $ 99,546,291.00
------------------------------------------------------------------------
                  2                            $ 99,546,291.00
------------------------------------------------------------------------
                  3                            $ 99,546,291.00
------------------------------------------------------------------------
                  4                            $ 99,546,291.00
------------------------------------------------------------------------
                  5                            $101,405,445.00
------------------------------------------------------------------------
                  6                            $101,405,445.00
------------------------------------------------------------------------
                  7                            $101,405,445.00
------------------------------------------------------------------------
                  8                            $101,405,445.00
------------------------------------------------------------------------
                  9                            $ 98,194,241.00
------------------------------------------------------------------------
                  10                           $ 98,194,241.00
------------------------------------------------------------------------
                  11                           $ 98,194,241.00
------------------------------------------------------------------------
                  12                           $ 98,194,241.00
------------------------------------------------------------------------
                  13                           $ 96,429,228.00
------------------------------------------------------------------------
                  14                           $ 96,429,228.00
------------------------------------------------------------------------
                  15                           $ 94,295,854.00
------------------------------------------------------------------------
                  16                           $ 94,295,854.00
------------------------------------------------------------------------
                  17                           $ 93,815,960.00
------------------------------------------------------------------------
                  18                           $ 93,815,960.00
------------------------------------------------------------------------
                  19                           $ 93,815,960.00
------------------------------------------------------------------------
                  20                           $ 93,815,960.00
------------------------------------------------------------------------